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                                                                    EXHIBIT 99.3

                                   JOHN ADAMS
                             ANALYST CONFERENCE CALL
                                  JULY 25, 2002


         As you are well aware, today's financial markets are in a state of uncertainty. Therefore, we are very pleased that we have recently been able to complete two major financings.

         First, we have arranged a $425MM secured financing with a group of financial institutions led by JPMorgan Chase. The $425MM is comprised of a $275MM 3 year bank facility and a 5 year $150MM institutional piece. It is secured by the company's accounts receivable, inventory, and certain fixed assets. The financial covenants give us sufficient flexibility to manage our businesses and especially our rail car manufacturing business during this down cycle. At June 30, we were borrowing a total of $230MM under this facility.

         In addition, we have completed a $200MM warehouse or bridge facility with Credit Suisse First Boston and Wachovia Securities. This arrangement will be used by Trinity Industries Leasing to warehouse leased rail cars prior to our obtaining long term financing for them. When we decide to finance these cars long term, the warehouse facility will be paid down. Then the facility is once again available to warehouse new lease cars under the same program. This gives us a great deal of flexibility, particularly in this market that is more of a lease market versus purchase. At June 30, we were borrowing $37.5MM under this arrangement.

         Our debt to capital ratio was 31% at quarter end. We are not overly leveraged for a manufacturing company with a leasing operation and with the financings we have just completed, we have a considerable amount of flexibility to manage our businesses.